Exhibit (a)(1)(E)

Personnel Grant Status	ACTEL CORPORATION	Page: 1
	ID: 77-0097724	File: Optstmt
	2061 Stierlin Court	Date: 11/30/2005
	Mountain View, CA 94043-4655	Time: 10:28:54AM

AS OF 11/17/2005
Name
Address
STOCK OPTIONS

Grant
Number	Date	Plan	Type	Granted	Price	Outstanding